Pricing Supplement No. 78 Dated October 10, 1995, to Prospectus Dated November 9, 1994 as Supplemented by Prospectus Supplement Dated
March 22, 1995

ASSOCIATES CORPORATION OF NORTH AMERICA
MEDIUM TERM SENIOR NOTES, SERIES H

$20,000,000 principal amount of the Series H Notes, bearing interest at 6.50% per annum and maturing on October 15, 2002, are offered by the Company through Merrill Lynch & Co., which, as agent for the Company, has agreed to use its best efforts to solicit purchasers of the Notes.

The Notes to which this Pricing Supplement relates will be Fixed Rate Notes and will be initially issued as Book Entry Notes for settlement on October 13, 1995.

Prior to this Pricing Supplement, $709,975,000 aggregate principal amount of the Series H Notes offered pursuant to the Prospectus Supplement dated March 22, 1995 to the Prospectus dated November 9, 1994 has been sold at the interest rates then in effect.

Recent Financial Information


The following summary of certain consolidated financial information of the Company has been derived principally from information and financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the six months ended June 30, 1995 (in millions):

                                   Year Ended or   Six Months Ended
                                   at December 31     or at June 30
                                     1994           1994      1995
                                                     (Unaudited)

Revenue                            $ 4,387.9     $ 2,054.9     $ 2,591.8
Earnings Before Provision for
 Income Taxes                      $   972.6     $   454.9     $   534.5
Net Earnings                       $   603.5     $   282.5     $   338.7
Finance Receivables (net of
unearned finance income and
allowance for losses)              $30,043.3     $27,381.0     $32,733.1
Stockholders' Equity               $ 3,786.1     $ 3,543.2     $ 4,146.4



